Exhibit 10.1

AMENDED AND RESTATED

EMPLOYMENT AGREEMENT

                This Amended and Restated Employment Agreement (“Agreement”) is made by and between MICHAEL E. JALBERT (“Executive”) and E. F. Johnson Technologies, Inc., a Delaware corporation (“Company”), with an effective date of November 1, 2008 (the “Effective Date”).

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                WHEREAS, Executive’s employment by the Company is governed by a certain Employment Agreement between the Executive and the Company, dated as of November 22, 2002 (the “Existing Employment Agreement”);

                WHEREAS, the Existing Employment Agreement, as extended, expired on October 31, 2008, and the Company wishes to continue to employ Executive as President and Chief Executive Officer (“CEO”) of the Company and Chairman of the Company’s Board of Directors, and Executive desires to continue his employment with the Company in such capacities;

                WHEREAS, the Company and Executive desire to amend and restate the Existing Employment Agreement and set forth in writing the terms and conditions of their current agreements and understandings; and

                NOW THEREFORE, in consideration of the mutual promises set forth herein, it is mutually agreed between the parties as follows:

                Section 1.              Employment Term. The Company hereby employs Executive and Executive hereby accepts employment as CEO and President of the Company and the responsibilities as Chair of the Board of Directors on the terms of this Agreement, commencing on the Effective Date and continuing, until December 31, 2010, unless terminated earlier in accordance with the provisions set forth herein (the “Employment Period”).

                Section 2.              Duties and Authority. During the Employment Period, Executive shall provide services to the Company in accordance with this Agreement in the capacities of CEO and President of the Company as well as the Chairman of the Board of Directors, with such duties, responsibilities and authority as described in the Company’s Bylaws (in effect as of the effective date of this Agreement) and as are commensurate with such positions. Executive shall report directly to the Board and devote substantially all of his business time, energies and talents to serving the Company in such capacities and performing his duties subject to the lawful directions of the Board of Directors and in accordance with the “Company’s Policies” (as hereinafter defined) except for customary periods of vacation and absence due to illness or disability.  Nothing in this Agreement prohibits Executive’s (i) services as director of other entities that are not competitive with the Company, (ii) involvement in community or charitable activities, or (iii) personal or family investment-related activities, so long as each of any such service or activity is approved by the Board and does not materially and adversely interfere with Executive’s duties under this Agreement.

                Section 3.              Compliance with Company Policies. Executive acknowledges that the Company has certain policies in place that govern the multiple issues that Executive must comply with during the employment of Executive. Executive agrees to adhere to and be bound by the Company’s stated policies including, but not limited to, those policies set forth in the Company’s Handbook and the Code of Personal and Business Conduct and Ethics, the Data Security & Compliance Policy, the Insider Trading Policy, the Harassment/Inappropriate Behavior Policy, the Procurement Policy, the Trademark & Service Marks Policy, the E-mail Policy, the Severance Policy, the Required Approvals, Travel and Entertainment Expense Policy, and the Federal Export Laws and Regulations Policy (collectively referred to as “Company’s Policies”). Executive recognizes and agrees that the Company’s Policies may be modified or amended from time to time at the Company’s sole discretion. The Company reserves the right to revise, modify, delete, or add to any and all policies, procedures, work rules, or benefits stated in the Company’s Policies or in any other document. The Company shall communicate any change through official notices, and Executive understands that revised information may supersede, modify, or eliminate existing policies/benefits, and agrees to comply with the Company’s Policies as revised.

                Section 4.              Compensation.

                                                (a)           Base Salary. During the Employment Period, Executive will receive an annualized base salary of Four Hundred and Twenty-Five Thousand Dollars ($425,000.00) per year payable pursuant to the Company’s normal payroll practice (“Base Salary”).  Such Base Salary will be subject to annual review by the Company, taking into consideration Executive’s performance during the preceding year, base salary adjustments for the executive staff and other internal and external factors as described in the corporate bylaws and public document filings; provided, however, that at no time shall Executive’s salary be less than the Base Salary.  If Executive’s Base Salary is increased, it shall not thereafter be decreased during the term of this Agreement.

                                                (b)           Performance Based Annual Incentive Bonus. For each fiscal year of the Company completed during the Employment Period, Executive shall be eligible to receive an annual performance-based incentive bonus in accordance with the Company’s Management Incentive Program, as determined by the Board Compensation Committee in consultation with Executive in an amount up to one hundred twenty percent (120%) of Executive’s Base Salary. The incentive bonus, if any, will be paid annually within the first ninety (90) days of the calendar year.

                                                (c)           Long-Term Incentive Awards. During the Employment Period, Executive shall be eligible to receive long-term incentive awards in accordance with the 2005 Plan up to one hundred percent (100%) of Executive’s Base Salary.  Such long-term incentive awards, if any, shall be made at the discretion of the Board Compensation Committee in the form of stock-settled appreciation rights and/or restricted stock units.

                                                (d)           Additional Benefits. During the Employment Period, Executive shall receive such additional employee benefits commensurate with his position, including those that the Company may from time to time make available to its executive officers, including four (4) weeks paid vacation per calendar year, qualified profit-sharing plans, employee group health and disability insurance. In addition, the Company shall pay premiums on a one million dollar ($1,000,000.00) term-life insurance policy naming Executive as the insured and with the beneficiary(ies) of such policy selected by Executive.  The Company agrees to facilitate all such actions as are necessary to keep such policy in place.  Executive reserves the right to change the carrier of such life insurance policy at any time and in his discretion as long as the cost of coverage is equal to or less than the cost of the original coverage.

                                                (e)           Succession Incentive.  Executive shall receive an incentive bonus equal to five hundred thousand dollars ($500,000.00) provided that (i) Executive’s successor as CEO is elected by the Board of Directors prior to March 31, 2010, (ii) Executive resigns from the Board upon the earlier of a date that is within the six (6) month period following his successor’s election as CEO or December 31, 2010, and (iii) Executive actively and materially cooperates with the Board in the recruitment and selection of his successor (the “Succession Bonus”).  The Board shall make a reasonable determination, in good faith and consistent with the spirit of this Section 4(e) whether Executive’s participation in the process of recruiting and selecting his successor is active and material and the Board’s determination shall be binding provided that the determination is reasonable and made in good faith. In the event Executive satisfies the foregoing requirements, the Succession Bonus shall be paid to Executive in a lump-sum within the thirty (30) day period following the earliest to occur of the following events:

(i)            the 6-month anniversary of Executive’s “Separation from Service” (as defined below) for reasons other than death; or

                                                                (ii)           Executive’s death.

                                                For this purpose, the term “Separation from Service” means a termination of employment with Company and any affiliate in such manner as to constitute a “separation from service” as defined under Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”).  Once the Succession Bonus is earned, it shall be paid into an escrow account acceptable to Executive until the time of actual payment.

                                                (f)            Withholdings. All payments made to Executive pursuant to this Agreement shall be reduced by all required federal, state and local withholdings for taxes and similar charges and by all contributions or payments required to be made by Executive in connection with any employee benefit plan maintained by the Company.

                Section 5.              Retirement.

                                                (a)           Normal Retirement. On December 31, 2010 (the “Normal Retirement Date”), if Executive is still employed by the Company, Executive will be deemed to have voluntarily terminated his employment relationship with the Company but not for purposes of Section 9(c).

                                                (b)           Early Retirement.  If Executive’s successor as CEO is elected by the Board of Directors prior to March 31, 2010, Executive’s employment relationship with the Company shall terminate upon the earlier of (i) December 31, 2010 or (ii) the six-month anniversary of the date that Executive’s successor assumes responsibilities as CEO.

                Section 6.              Retirement Benefits. Upon the normal retirement or early retirement of Executive in accordance with Section 5, the Company shall provide the benefits set forth in this Section 6 (collectively the “Retirement Benefits”);

                                                (a)           Unused Vacation. The Company will pay Executive the full amount of Executive’s accrued but unused vacation time.

                                                (b)           Company Property. The Company will give Executive the computer which belongs to the Company but which the Executive is then utilizing as Chairman.

                                                (c)           Health and Dental Insurance Upon Termination. From the Date of Executive’s retirement through the three (3) year period following Executive’s Normal Retirement Date, the Company shall provide health and dental insurance for Executive and his dependents pursuant to the Company’s Health and/or Dental Insurance Plan. Executive’s participation in the Company’s Health and/or Dental Insurance Plan shall be subject to the same restrictions and limitations as are applicable to current employees of the Company participating in the Health and/or Dental Insurance Plan including, without limitation, the Company’s right to modify, amend, change or discontinue the Health and/or Dental Insurance Plan in any way, at any time and for any reason. The Company hereby specifically reaffirms and reserves its right to modify, amend, change or discontinue the Health and/or Dental  Insurance Plan in any way, at any time and for any reason, provided that such modification, amendment, or change does not impact the health and dental insurance of Executive and Executive’s dependents differently than it impacts the insurance of current employees.  Notwithstanding the foregoing, if the carrier for the Company’s Health and/or Dental Insurance Plan refuses to extend coverage to Executive and his dependents under such Plan for any reason, and the Company shall purchase coverage under a separate insurance policy for Executive and his dependents that is equivalent in terms of benefits provided to the health and dental insurance available to then current employees of the Company.  Such separate insurance policy will be provided to Executive at the same cost to Executive and/or his dependents as the cost that would have been charged had Executive and his dependents continued coverage under the Company’s regular Health and/or Dental Insurance Plan.

                                                (d)           Life Insurance. From the date of Executive’s retirement through the three (3) year period following Executive’s Normal Retirement Date, the Company shall pay premiums on a one million dollar ($1,000,000.00) term-life insurance policy naming Executive as the insured and with the beneficiary(ies) of such policy selected by Executive.  The Company agrees to facilitate all such actions as are necessary to keep such policy in place.  Executive reserves the right to change the carrier of such life insurance policy at any time and in his discretion as long as the cost of coverage is equal to or less than the cost of the original coverage.

                                                (e)           Termination of Retirement Benefits. Notwithstanding the forgoing, if at the time of Executive’s normal retirement or early retirement or during the period for which the previously described Retirement Benefits are provided, Executive enters into a full-time employee relationship with an entity that is unrelated to the Company, then the Company may immediately terminate any Retirement Benefits described in subsections (c) and (d) of this Section 6, provided that such other employer provides comparable health, dental and/or life insurance coverage or Executive becomes eligible for Medicare benefits . For purposes of this Agreement, “full-time employment” shall mean the provision of services as an employee or independent contractor that normally equal or exceed thirty-five (35) hours per week and the entity for which such services are provided by Executive will be regarded as “unrelated” if it would not be considered a single employer with the Company under Sections 414(b), (c) or (m) of the Code.

                                                (f)            Salary Continuation Upon Early Retirement. If Executive qualifies for the Severance Bonus and as a consequence retires early as described in Section 5(b), Executive Base Salary in effect at the time of such early retirement shall be continued for the remaining term of this Agreement.  Additionally, Executive will receive the performance-based annual incentive bonus and long-term incentive award to which he would be entitled based on performance for the period in which Executive retired.

                                                (g)           Other Retirement Benefits. From the date of Executive’s retirement through the one (1) year period following Executive’s Normal Retirement Date, Executive will have reasonable use of a Company provided secretary which secretary shall be provided entirely at the Company’s expense.  Notwithstanding the foregoing, the Company’s obligation to provide such secretarial services shall terminate immediately if Executive enters into a full-time employee relationship with an entity that is unrelated to the

Company as provided for in Section 6(e).  Executive shall be fully vested in all equity awards upon retirement, notwithstanding any contrary limitation in the relevant grant document or documents, and all such awards shall remain exercisable, if applicable, as though Executive had remained in the employment of the Company during such period.

                Section 7.              Reimbursement for Expenses. Executive is expected to incur certain expenses on behalf of the Company for travel, promotion, telephone, entertainment and similar items. During the period of Executive’s employment with the Company, the Company will reimburse the Executive for all ordinary, necessary and reasonable amounts of such expenses, as determined by the Board of Directors, incurred by Executive. Such amounts shall be payable promptly upon receipt of reasonable written documentation signed by the Executive itemizing such expenses.

                Section 8.              Indemnification.  If, at any time during or after the Term of this Agreement, Executive is made a party to, or is threatened to be made a party in, any civil, criminal or administrative action, suit or proceeding by reason of the fact that Executive is or was a director, officer, employee, or agent of the Company, or of any other corporation or any partnership, joint venture, trust or other enterprise for which Executive served as such at the request of the Company, then Executive shall be indemnified and held harmless by the Company to the fullest extent authorized by the General Corporation Law of the State of Delaware, as the same exist or may hereafter be amended (however, in the case of any such amendment, only to the extent that such amendment permits the Company to provide broader indemnification rights than such law permitted the Company to provide prior to such amendment). The Company’s bylaws contain an indemnification procedure for directors and officers of the Company. Generally, if Executive is made or is threatened to be made a party to any action, suit or proceeding relating to his employment or service as a director of the Company, he shall have the right to select individual counsel and he shall be indemnified and held harmless by the Company against all expenses, liability and loss reasonably incurred (including the advancement of legal fees and expenses) by Executive or imposed on Executive in connection with, or resulting from, the defense of such action, if the payment of such expenses is in accordance with Delaware law. Executive has the right to bring suit against the Company if a claim made in accordance with the Company’s bylaws is not paid in full within sixty (60) days after a written claim has been received, except in the case of a claim for an advancement of expenses, in which case the applicable period is twenty (20) days.

                Further, the Company shall seek to maintain during the Term of the Agreement and until all relevant statutes of limitation have expired Directors and Officers Liability Insurance covering Executive (or Executive’s estate, if Executive is deceased or incompetent), which provides coverage at least as favorable to Executive (or Executive’s estate, if Executive is deceased or incompetent), as coverage under the Company’s policy in effect on the Effective Date of this Agreement, and which coverage shall be increased from time to time in such amounts as the Board may determine to be appropriate in light of the Company’s operations.

                Section 9.              Termination/Severance.

                                                (a)           Disability, Death or Good Cause.  The Company shall have the right to terminate this Agreement immediately if any of the following events occurs:

                                                                                                (1)           Disability. The determination by the Board of Directors that the Executive has become disabled, and cannot complete the essential functions of the position with reasonable accommodation and is unable to continue his service to the Company;

                                                                                                (2)           Death. The Executive’s death; or

                                                                                                (3)           Good Cause. The determination by the Board of Directors that there is “Good Cause” for termination of this Agreement. For purposes of this Agreement, “Good Cause” shall mean a reasonable and documented conclusion by the Company that Executive has engaged in any one of the following:  (i) financial dishonesty, including, without limitation, misappropriation of funds or property, or any attempt by Executive to secure any personal profit related to the business or business opportunities of the Company without the informed, written approval of the Board; (ii) refusal to comply with reasonable directives of the Board; (iii) gross negligence or recklessness in the performance of Executive’s duties; (iv)  failure to perform, or continuing neglect in the performance of, duties assigned to Executive which has caused demonstrable and serious injury to the Company; (v) willful misconduct in the performance of Executive’s duties which constitutes a violation of law or which otherwise has an adverse effect upon the Company’s business or reputation; or (vi)the final and non-appealable conviction of, or plea of nolo contendre to, either a misdemeanor involving financial dishonesty, fraud or any felony; or (vii) the material breach of any provision of this Agreement or any other written agreement between Company and Executive.

                                                                                                                With the exception of subsection (vi) of this Section 9(a)(3), a written demand for substantial performance shall be delivered to Executive and the Executive shall have sixty (60) calendar days after such written demand to remedy the situation described in the written demand to the satisfaction of the Board.  The burden of proving Good Cause shall be on the Company; provided that the Company shall be deemed to have satisfied such burden so long as it reasonably believed in good faith that Executive engaged in any of the actions of Good Cause set forth herein and that Executive failed to remedy such action upon appropriate notice and time to cure duly given to Executive, if applicable.

                                                                                                                Upon termination pursuant to Executive’s death or disability, the Company shall pay Executive (or, in the event of a termination due to Executive’s death, his estate), a lump sum severance payment equal to the greater of: (i) Executive’s Base Salary (at the time of termination) for one (1) year, or (ii) his Base Salary (at the time of termination) for the remaining term of this agreement.   Executive will also receive the performance-based annual incentive bonus and long-term incentive reward to which he would be entitled based on performance for the period in which death or disability occurs. Such severance payment shall be paid to Executive within fifteen (15) business days of Executive’s termination date. In addition, in the event of a termination due to Executive’s disability, the Company shall continue to provide health, dental and life insurance under the same conditions as described in Sections 6(c) and 6(d), respectively.

                                                                                                                No severance payment, Succession Bonus or Retirement Benefit will be paid or continued if Executive is terminated for Good Cause.

                                                (b)           Termination By Company Without Good Cause.  Company may terminate this Agreement without Good Cause upon sixty (60) days’ prior written notice to Executive. In the event of a termination by the Company without Good Cause, the Company shall continue to provide health, dental and life insurance under the same terms and conditions as described in Sections 6(c) and 6(d), respectively, and shall pay Executive a lump sum severance payment equal to the greater of: (i) his Base Salary (at the time of termination) for one (1) year, or (ii) his Base Salary (at the time of termination) for the remaining term of this Agreement. Such severance payment shall be made to Executive within fifteen (15) business days of his termination of employment.  In addition, Executive will be paid the Succession Bonus described in Section 4(e) if (i) Executive’s successor as CEO is elected by the Board of Directors prior to March 31, 2010, (ii) Executive’s termination without cause pursuant to this Section 9(b) occurs within the six (6) month period following his successor’s election as CEO, and (iii) Executive actively and materially cooperates with the Board in the recruitment and selection of his successor; provided, however, if Executive is terminated without cause prior to the election of Executive’s successor but after Executive has, in the judgment of the Board, actively and materially cooperated with the Board in the recruitment and selection of his successor, the Board shall pay to Executive the Succession Bonus or portion thereof that the Board reasonably determines is commensurate with Executive’s efforts in furtherance of such recruitment and selection process.  For purposes of this Section 9(b), the determination as to Executive’s active and material cooperation in the recruitment and selection process shall be made by the Board subject to the conditions provided for in Section 4(e).  Executive will also receive the performance-based annual incentive bonus and long-term incentive award to which he would be entitled based on performance for the period worked.  Executive shall be fully vested in any equity awards and, if applicable, such awards shall remain exercisable, notwithstanding any contrary limitation in the relevant grant document or documents and all such awards shall remain exercisable, if applicable, as though Executive had remained in employment during such period.  Notwithstanding the foregoing, upon commencement of full-time employment with an entity that is unrelated to the Company, the provision of health, dental and life insurance as described in Section 6 shall cease.

                                                (c)           Voluntary Termination by Executive. Executive may voluntarily terminate this Agreement upon sixty (60) days’ prior written notice to Company. Except as provided for in Sections 6(g)(concerning early retirement) and 9(d)(concerning a change in control), the Company shall not be obligated to make any severance payment or provide any post-termination benefits to Executive, in the event of a termination by Executive of his employment pursuant to this Section 9(c).

                                                (d)           Change in Control.

                                                                (1)           Definition. For the purposes of this Agreement, “change in control” means: (i) the date that any one person, or more than one person acting as a group, acquires ownership of stock of the Company that, together with stock held by such person or group, constitutes more than fifty percent (50%) of the total fair market value or total voting power of the stock of the Company; (ii) the date that individuals who, constitute the Board (the “Incumbent Board”) cease for any reason during a twelve-month period to constitute at least a majority of the Board; provided however, that any individual becoming a director subsequent to the Effective Date of the Agreement whose election, or nomination for election by the Company’s shareholders was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board; or (iii) the date that any one person, or more than one person acting as a group (as determined below), acquires (or has acquired during the twelve-month period ending on the date of the most recent acquisition by such person or persons) assets from the Company that have a total gross fair market value equal to substantially all of the assets of the Company immediately prior to such acquisition or acquisitions.  For this purpose, “gross fair market value” means the value of assets of the Company, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets.

                                                                (2)           Termination and Payment. If there is a change in control, then the Company may terminate this Agreement upon thirty (30) days written notice to Executive. If there is a change in control and a material diminishment in the Executive’s position, duties, or responsibilities, that is not mutually agreed to among the parties, then Executive may terminate this Agreement upon thirty (30) days written notice to the Company. Upon termination by either party pursuant to this Section 9(d), the Company shall pay to Executive a lump-sum severance payment equal to that portion of Executive’s Base Salary (at the time of termination) that would have been paid had Executive’s employment continued for the remaining term of this Agreement. In addition, Executive shall receive a five hundred thousand dollar ($500,000.00) transaction bonus. Such severance payment and bonus, if any, shall be paid to Executive within the thirty (30) day period following the earliest to occur of the following events:

(i)            the 6-month anniversary of Executive’s Separation from Service for reasons other than death; or

                                                                (ii)           Executive’s death.

                                                The Company shall also continue to provide health, dental and life insurance under the same terms and conditions as described in Sections 6(c) and 6(d), respectively.  Upon the occurrence of a change in control, Executive shall be fully vested in any equity awards and, if applicable, such awards shall remain exercisable, notwithstanding any limitation in the relevant grant document or documents

                                                                (3)           Limitation on Payments.  In the event that it is determined that any payment to Executive under this Section 9(d) when aggregated with any other payments or the value of any benefits to be provided to Executive as a consequence of a change of control would, but for the application of this Section 9(d)(3), be subject to the twenty percent (20%) excise tax imposed under Section 4999 of the Code (concerning the treatment of excess parachute payments within the meaning of Section 280G of the Code) (the “Excise Tax”), then the payments under this Section 9(d) shall be payable either:

(i)            in full; or

(ii)           reduced to an amount which will provide Executive with the largest amount net of all applicable taxes including the Excise Tax.

                                                                Any determination required under this Section 9(d)(3) shall be made in writing by an independent accountant selected by the Company and agreed to in writing by Executive.  Said accountant’s determination shall be conclusive and binding.  The Company shall bear all cost that such accountant may reasonably incur in connection with the performance of the calculations required by this Section 9(d)(3).

                                                (e)           General Release. Notwithstanding anything in this Section 9 to the contrary, no amount shall be payable to Executive and no benefits shall be continued unless Executive (or his personal representative or executor of his estate in the case of his disability or death) executes a general release substantially in the form attached hereto as Exhibit A.

                Section 10.            Confidentiality and Non-Compete.

                                                (a)           Confidentiality Agreement.  The Executive agrees and acknowledges that the “Confidential Information” (as defined below) is the property of the Company and that such information is sensitive, confidential and important, and is furnished by the

Company to Executive under the terms and conditions of this Agreement.  Executive agrees to keep the Confidential Information (whether obtained prior to or after the date of this Agreement) in strict confidence during the term of this Agreement and at all times thereafter, and not to disclose such Confidential Information, except to such directors, officers, employees, stockholders, and agents of the Company with a bona fide need to know, but only to the extent necessary to further the business purposes of the Company.

                                                (b)           Confidential Information.  Confidential Information shall mean any information not generally known in the relevant trade or industry, which by its sensitive nature can reasonably be expected to cause substantial harm to the Company if disclosed and which was obtained from the Company or its affiliates, or which was learned, discovered, developed, conceived, originated or prepared during or as a result of the performance of any services at any time by the Executive on behalf of any of the Company or its affiliates and which falls within the following general categories:

(i)            information relating to trade secrets of the Company or its affiliates or any customer or supplier of any of the Company or its affiliates;

(ii)           information relating to existing or contemplated products, services, technology, designs, processes, formulae, algorithms, research or product developments of the Company or its affiliates or any customer or supplier of any of the Company or its affiliates;

(iii)          information relating to business plans, sales or marketing methods, customer lists, customer usages and/or requirements, supplier information of the Company or its affiliates or any customer or supplier of any of the Company or its affiliates; and

(iv)          any other confidential information the Company or its affiliates or any customer or supplier of any of the Company or its affiliates may reasonably have the right to protect by patent, copyright, or by keeping it secret or confidential.

Confidential Information shall not include information that:

(i)            is now, or hereafter becomes, through no act or failure to act on the part of the Executive, generally known or available to the public;

(ii)           was acquired by the Executive before receiving such information from the Company and without restriction as to use or disclosure;

(iii)          is required to be disclosed pursuant to law, providing the Executive uses reasonable efforts to give the Company reasonable notice of such required disclosure; or

(iv)          is disclosed with the prior written consent of the Company.

                                                (c)           Return of Company Property.  Executive agrees that upon termination of this Agreement, Executive shall immediately surrender to the Company, without request, or, at the Company’s request and in the Company’s sole discretion, destroy or cause to be destroyed all memoranda, notes, reports, documents, software and disks and all copies and other reproductions and extracts thereof, including those prepared by Executive, which are in Executive’s possession or under his control and which contain or are derived from Confidential Information.

                                                (d)           Covenant Not to Compete or Solicit.  Executive shall not, directly or indirectly, do any of the following during the term of this Agreement and for a period of twelve (12) months thereafter:

                                                (i)            Be employed by, serve as consultant or independent contractor to, directly or indirectly beneficially own any equity or similar interest in (except as the holder of not more than one percent (1%) of the voting securities of any publicly traded entity or as a shareholder of the Company or any successor thereto), or otherwise engage in, any business in the United States that directly competes with the Company in the design, development, marketing and support of private wireless communications, including wireless radios, wireless communications infrastructure and systems for digital and analog platforms, and wireless data security products and solutions.

                                                (ii)           Solicit or cause to be solicited, directly or indirectly, any employee of the Company for any purpose (other than, during the term of this Agreement, as an employee of the Company on behalf of the Company), without the prior written consent of the Company, which written consent specifically refers to this Agreement; or

                                                (iii)          Solicit or cause to be solicited, directly or indirectly, or in any way be responsible for, an offer of employment to any employee of the Company by any other person.

(e)                                  Remedies. Executive acknowledges and agrees that the terms of this Section 10 are (i) reasonable in geographic and temporal scope, (ii) necessary to protect the legitimate proprietary and business interests of the Company in, among other things, its Confidential Information, customer and near customer relationships.  Executive further acknowledges and agrees that (x) Executive’s breach of the provisions of this Section 10 would cause the Company irreparable harm that can not be adequately compensated with money damages, and (y) if the Company elects to prevent Executive from breaching such provisions by obtaining an injunction against Executive, there is a reasonable probability of the Company’s success on the merits. Executive consents and agrees that if Executive commits or threatens to commit any such breach, Company shall be entitled to temporary and permanent injunctive relief from a court of competent jurisdiction which relief is in addition to, and not in lieu of, such other remedies as may be available to Company for such breach, including the recovery of money damages. If any of the provisions of this Section 10 are determined to be wholly or partially unenforceable, Executive agrees that this Agreement or any provision hereof may be reformed so that it is enforceable to the maximum extent permitted by law.

                Section 11.            Entire Agreement. This Agreement contains the entire understanding and agreement between the Company and the Executive and supersedes any prior agreements and negotiations between them pertaining to the Executive’s terms and conditions of employment with the Company. There are no representations, warranties, promises, covenants or understandings between the Company and the Executive with respect to such employment other than those expressly set forth in this Agreement. This Agreement takes precedence over other conflicting agreements with the Executive.

                Section 12.            Governing Law, Jurisdiction and Venue. This Agreement shall be governed by the laws of the State of Delaware without application of conflicts of law principles. The parties hereto irrevocably (a) submit to the exclusive jurisdiction of the Delaware Court of Chancery sitting in the County of New Castle for the purpose of any action or proceeding arising out of or relating to this Agreement brought by any party hereto, and (b) waive, and agree not to assert by way of motion, defense or otherwise, in any such action or proceeding, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the action or proceeding is brought in an inconvenient forum, that the venue of the action or proceeding is improper or that this

Agreement or the transactions contemplated by this Agreement may not be enforced in or by the above-named court.

                Section 13.            Non-Assignability; Successors. The obligations of the Executive under this Agreement are not assignable by him. This Agreement is personal in nature and may not be assigned by the Company without the written consent of the Executive, except that the consent of the Executive shall not be reasonably withheld in connection with the sale to any person, partnership, corporation or other entity of substantially all the assets of the company, provided that the assignee assumes all the liabilities of the Company hereunder. Except as provided in the immediately preceding sentence, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their successors.

                Section 14.            Notices. Any notice required to be given in writing by any party to this Agreement may be personally delivered or mailed by registered or certified mail to the last known address of the party to be notified. Any such notice personally delivered shall be effective upon delivery and any such notice mailed shall be effective four (4) business days after the date of mailing by registered or certified mail with postage prepaid to the last known address of the party to be notified.

                Section 15.            Section 409A. It is intended that the payments and benefits provided under this Agreement will either be exempt from the application of, or comply with, the requirements of Section 409A of the Code. The Agreement shall be construed, administered, and governed in a manner that effects such intent, and the Company shall not take any action that would be inconsistent with such intent. Without limiting the foregoing, the payments and benefits provided under this Agreement may not be deferred, accelerated, extended, paid out or modified in a manner that would result in the imposition of an additional tax under Section 409A upon Executive. Although the Company shall use its best efforts to avoid the imposition of taxation, interest and penalties under Section 409A, the tax treatment of the benefits provided under this Agreement is not warranted or guaranteed. Neither, the Company nor its directors, officers, employees or advisors shall be held liable for any taxes, interest, penalties or other monetary amounts owed by Executive as a consequence of payments made under t his Agreement.

                Section 16.            Severability. The invalidity or unenforceability of any particular provision of this Agreement shall not affect the other provisions of this Agreement, and this Agreement shall be construed in all respects as if such invalid or unenforceable provision were omitted.

                Section 17.            Headings. The Section and other headings contained in this Agreement are for reference purposes only and shall not affect the interpretation of this Agreement.

                Section 18.            Construction. Whenever required by the context, references to the singular shall include the plural, and the masculine gender shall include the feminine gender.

                Section 19.            Amendments. No changes, modifications, waivers, discharges, amendments or additions to this Employment Agreement shall be binding unless it is in writing and signed by the Company and the Executive.

                IN WITNESS WHEREOF, the Company has caused this Agreement to he executed on its behalf and the Executive has signed his name hereto, effective as of the date first written above.

EF Johnson Technologies, Inc.

BY:	/s/ Thomas R. Thomsen
Its	Chairman, Compensation Committee of the Board of Directors

/s/ Michael E. Jalbert
Michael E. Jalbert

EXHIBIT A

GENERAL RELEASE

                This General Release (“Release”) is between E.F. Johnson Technologies, Inc., a Delaware corporation (the “Company”) and Michael E. Jalbert (“Executive”), and is for the purpose of resolving all existing or potential disputes including, but not limited to, those arising out of the employment relationship that existed between the Company and Executive.

                For good and valuable consideration, as set forth in the Amended and Restated Employment Agreement between the Company and Executive, Executive agrees as follows:

                1.             Executive, for Executive and Executive’s heirs, executors and administrators, releases and forever discharges the Company and its affiliates, and their successors and assigns, subsidiaries, parent and related companies, and all of their directors, employees, and agents (collectively referred to as the “Released Parties”) from any and all claims or causes of action whatsoever, which Executive ever had or has now against the Released Parties, whether they are known now or unknown.

                Executive understands and agrees that this document is a general release that releases all claims and causes of action against the Released Parties that Executive ever had or now has for acts or omissions up to the date of this Release including, but not limited to, those relating to Executive’s recruitment, employment, and the termination of Executive’s employment with the Company.  Executive also understands that once Executive signs this Release, Executive legally waives and releases any and all rights and claims Executive may have (a) under the numerous state and federal laws and regulations, as amended, including, without limitation, the Age Discrimination in Employment Act (“ADEA”), (b) under any local statute or ordinance, as well as (c) under any common law claim in tort or contract.  Finally, Executive understands and agrees that, if Executive does file such a claim, the Company may be entitled to restitution, set-off or recoupment of some or all of the payments provided to Executive.

                                Excluded from this release are any claims which cannot be waived by law, including, but not limited to, the right to file a charge with or participate in an investigation conducted by certain government agencies.   However, Executive understands and agrees that Executive is waiving the right to any monetary recovery should any agency (including, but not limited to, the Equal Employment Opportunity Commission) or third party pursue any claims on Executive’s behalf, and that the consideration paid for this Release provides Executive with full relief and Executive will not accept any additional relief.  Unless specifically addressed, this Release is not intended to be a waiver of any rights Executive may have to (i) payments and benefits under the Amended and Restated Employment Agreement between the Company and Executive, (ii) any nonforfeitable benefits under any of the Company’s employee benefit plans and executive compensation arrangements which, by their terms, specifically provide for nonforfeitable benefits; (iii) convert group benefits under any of the Company’s employee benefit plans to individual coverage, to the extent that such plans allow such conversion; or (iv) continue coverage under any of the Company’s medical plans as provided under the Employee

Retirement Income Security Act of 1974, as amended, or section 4980 B of the Internal Revenue Code of 1986, as amended.

2.             Executive agrees further that if any provision of this Release is held to be invalid or unenforceable to any extent, the remainder of this Release shall not be affected, and shall be enforced to the greatest extent permitted by law.

3.             Executive agrees that neither this Release nor the payment of the consideration for this Release shall be considered or construed for any purpose as an admission by the Company of any liability or unlawful conduct of any kind and that any such liability is expressly denied.

4.             Executive states and represents that Executive has had up to twenty-one (21) days to consider this Release, that Executive has carefully read this Release, knows the contents of it, freely and voluntarily assents to all of its terms and conditions, understands the final and binding effect of this Release, and signs it as Executive’s own free act with the full intent of releasing the Released Parties from all claims. Executive understands that Executive may revoke this General Release  at any time within seven (7) days of signing by following the procedures contained in the Separation Agreement.  Executive acknowledges that the Company has advised Executive to consult with an attorney before signing this Release.

[FULL NAME]

STATE OF
COUNTY OF , SS.

                On this         day of                              , [FULL NAME] personally appeared, and s/he acknowledged the foregoing instrument to be his/her free act and deed, without duress or coercion, and that s/he executed it for the purposes therein contained.

Before me,

Notary Public
My Commission Expires:

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